Exhibit 99.2

Groupon Names Mike Randolfi as Chief Financial Officer

E-commerce veteran joins to help build the daily habit in local commerce

CHICAGO -- Groupon today announced that it has named Mike Randolfi as its Chief Financial Officer.

Randolfi most recently served as CFO of Orbitz Worldwide where he helped develop and drive significant operational improvements, cultivated strong investor and analyst relationships and ultimately helped lead that company’s 2015 merger with Expedia. Prior to Orbitz, Randolfi held a number of senior finance roles at Delta Air Lines, ultimately serving as Senior Vice President and Controller.

“We are excited that Mike is joining Groupon as our new CFO,” said Rich Williams, CEO. “Mike’s strong financial acumen, e-commerce background and experience as a public company CFO make him the right candidate to help us continue our strategic progress and better connect the millions of merchants and consumers in our local marketplace.”

“I also want to thank Brian Kayman for very capably serving as our interim CFO and ensuring our finance function has continued to operate at a high level.”

At Groupon, Randolfi will oversee accounting, financial planning and analysis, investor relations, tax, procurement, internal audit and treasury.

“The fast-growing local commerce space and Groupon’s advantages in size and scale make this an incredibly appealing opportunity,” Randolfi said. “I am very excited at the chance to work with such a strong team on some of the most interesting challenges in e-commerce and to help small businesses and -- by extension -- neighborhoods and communities grow and thrive.”

Randolfi is a certified public accountant and a certified management accountant.

About Groupon
Groupon (NASDAQ: GRPN) is building the daily habit in local commerce, offering a vast mobile and online marketplace where people discover and save on amazing things to do, see, eat and buy. By enabling real-time commerce across local businesses, travel destinations, consumer products and live events, shoppers can find the best a city has to offer.

Groupon is redefining how small businesses attract and retain customers by providing them with customizable and scalable marketing tools and services to profitably grow their businesses.

To download Groupon's top-rated mobile apps, visit www.groupon.com/mobile. To search for great deals or subscribe to Groupon emails, visit www.groupon.com. To learn more about the company’s merchant solutions and how to work with Groupon, visit www.groupon.com/merchant.

Contact:
Bill Roberts
312-459-5191
press@groupon.com